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PRICING SUPPLEMENT NO.  95 DATED                    Filed Pursuant to
MAY 14, 1998, TO PROSPECTUS DATED                   Rule 424(b)(5)
SEPTEMBER 17, 1997, AS SUPPLEMENTED BY              File No. 333-34087
PROSPECTUS SUPPLEMENTS DATED
OCTOBER 1, 1997
                         CMS ENERGY CORPORATION

   General Term Notes (servicemark of J.W. Korth & Company), Series D
               Due 9 Months to 25 Years from date of issue

       Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the
Distribution Agreement from time to time.   Except as set forth herein,
the Notes offered hereby have such terms as are described in the accompanying Prospectus dated September 17, 1997, as supplemented by the Prospectus Supplements dated October 1, 1997.

Aggregate Principal Amount:           $    2,192,000
Original Issue Date
  (Settlement Date)                   May 19, 1998
Stated Maturity Date:                 May 15, 2005
Issue Price to Public:                100.00% of Principal Amount
Interest Rate:                        7.000% Per Annum
Interest Payment Dates:               May 15 and Nov 15 and semi-annually
                                      thereafter
                                      Commencing Nov 15, 1998
Survivor's Option:                    [ X ] Yes           [   ] No
Optional Redemption:                  [ X ] Yes           [   ] No
Initial Redemption Date:              May 15, 2000
Redemption Price:                     Initially 101.00% of Principal
Amount and                            100% after the first anniversary of
the Initial                           Redemption Date.

             Agent                    Principal Amount of Notes
                                        Solicited by Each Agent

Prudential Securities Incorporated    $    85,000.00
First of Michigan Corporation         $    15,000.00
J.W. Korth & Company                  $ 2,092,000.00
             Total                    $ 2,192,000.00

                                        Per Note
                                      Sold by Agents
                                       To Public              Total

Issue Price:                          $     1,000.00     $ 2,192,000.00
Agent's Discount or Commission:       $         7.00     $    15,344.00
Maximum Dealer's Discount or
  Selling Concession:                 $        18.50     $    40,552.00
Proceeds to the Company:              $       974.50     $ 2,136,104.00

CUSIP Number:   12589QYB6